EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS

          (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

1. NAME OF CORPORATION:

The Experiential Agency, Inc.

2.  THE ARTICLES HAVE BEEN AMENDED AS FOLLOWS:

Article  1.  Name.  The  name  of  the  corporation  is  XA,  Inc.
Article 4. Number of Shares the Corporation is Authorized to Issue. The capitalization of the corporation is amended to increase the authorized shares to Two Hundred Million 200,000,000) shares of common stock and authorize the issuance of Ten Million (10,000,000) shares of preferred stock. Following a 1:20 reverse stock split, the Company will have Ten Million (10,000,000) shares of common stock authorized and Five Hundred Thousand (500,000) shares of preferred stock authorized. The Company reauthorizes the par value of $.001 per share of the common stock and $.001 per share of the preferred stock.

Shares of preferred stock of the corporation may be issued from time to time in one or more series, each of which shall have distinctive designation or title as shall be determined by the Board of Directors of the Corporation ("Board of Directors") prior to the issuance of any shares thereof. Preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

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3.  THE  VOTE  BY  WHICH  THE  STOCKHOLDERS  HOLDING  SHARES  IN THE CORPORATION
ENTITLING THEM TO EXERCISE AT LEAST A MAJORITY OF THE VOTING POWER, OR SUCH GREATER PROPORTION OF THE VOTING POWER AS MAY BE REQUIRED IN THE CASE OF A VOTE BY CLASSES OR SERIES, OR AS MAY BE REQUIRED BY THE PROVISIONS OF THE ARTICLES OF INCORPORATION HAVE VOTED IN FAVOR OF THE AMENDMENT IS: 64.1%

4.  EFFECTIVE  DATE  OF  FILING:  12/9/04

5.  OFFICERS  SIGNATURE:

     /s/  Frank  Goldstin
     ----------------------------
     Frank  Goldstin
     Chief  Executive  Officer

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